UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

Hot Topic, Inc.

(Exact name of registrant as specified in its charter)

California	0-28784	77-0198182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18305 E. San Jose Avenue, City of Industry, California	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 839-4681

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2005, we entered into a purchase and sale agreement with Crescent Resources, LLC, pursuant to which we agreed to purchase (in the name of our wholly-owned subsidiary Hot Topic Tennessee, Inc.) a building and related land in LaVergne, Tennessee for $14,260,000 in cash. The building, which we are currently leasing from Crescent pursuant to a lease agreement dated June 1, 2004, consists of approximately 300,000 square feet of office and warehouse space. We are purchasing the building and related land through the exercise of a purchase option that was granted to us by Crescent in our lease agreement. The building and land comprise our second distribution center, which we are opening to complement our existing distribution center in City of Industry, CA.

Under the purchase and sale agreement, we are entitled to investigate the building and related land until August 15, 2005. The closing of the purchase and sale will occur on a mutually acceptable date within 15 days after the expiration of the investigation period, or on such earlier date that we may select. However, if we are not satisfied with the results of our investigation or if we otherwise determine that the building and related land is not acceptable, we may terminate the purchase and sale agreement, at which time the exercise of our purchase option will be of no further force or effect.

The foregoing description of the purchase and sale agreement is qualified in its entirety by reference to the purchase and sale agreement, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
99.1	Purchase and Sale Agreement dated as of June 15, 2005 by and between Crescent Resources, LLC and Hot Topic Tennessee, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOT TOPIC, INC.

By:	/s/ James McGinty
James McGinty Chief Financial Officer

Date: June 20, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Purchase and Sale Agreement dated as of June 15, 2005 by and between Crescent Resources, LLC and Hot Topic Tennessee, Inc.